Exhibit 1.1

The Gabelli Multimedia Trust Inc.

AMENDMENT NO. 3
to

SALES AGREEMENT

Dated April 16, 2025

Common Stock

Par Value $0.001 Per Share

July 27, 2026

G. Research, LLC
One Corporate Center
Rye, New York 10580

Ladies and Gentlemen:

The Gabelli Multimedia Trust Inc. (the “Fund”), a Maryland corporation, Gabelli Funds, LLC, a New York limited liability company (the “Investment Adviser”) and G.research, LLC (the “Sales Manager”), as agent, previously entered into that certain Sales Agreement, dated April 16, 2025 (the “Original Agreement”), in connection with the issuance and sale of as much as $22,350,000 aggregate value of common stock, par value $0.001 per share (the “Common Shares”), or 5,000,000 Common Shares, of the Fund, as amended by Amendment No. 1 to the Sales Agreement, dated October 10, 2025, and Amendment No. 2 to the Sales Agreement, dated February 20, 2026 (as so amended, the “Amended Agreement”). This Amendment No. 3 to the Sales Agreement (this “Amendment”) amends certain provisions of the Amended Agreement, subject to the execution and delivery by the parties hereto of this Amendment. Capitalized terms not defined herein shall have the meanings assigned to them in the Original Agreement.

In consideration of the premises and of the mutual covenants and agreements contained herein and in the Original Agreement, the Fund, the Investment Adviser and the Sales Manager hereby agree that the Original Agreement be amended as follows:

The Maximum Amount of Common Shares shall be $90,798,487, or 22,000,000 Common Shares. The Fund agrees to issue and sell through the Sales Manager, as agent, and the Sales Manager agrees to sell, as agent for the Fund, on a best efforts basis up to the Maximum Amount of the Common Shares during the term of the Sales Agreement, as amended hereby, on the terms set forth in the Original Agreement, as amended or supplemented from time to time.

If the foregoing correctly sets forth the understanding among the Fund, the Investment Adviser and the Sales Manager, please so indicate in the space provided below, whereupon this Amendment and your acceptance shall constitute a binding agreement among the Fund, the Investment Adviser and the Sales Manager.

Sincerely,

THE GABELLI MULTIMEDIA TRUST INC.

/s/ John C. Ball
By:	John C. Ball
Title:	President

GABELLI FUNDS, LLC

/s/ John C. Ball
By:	John C. Ball
Title:	Chief Operating Officer

Accepted and agreed to as of the date first above written, on behalf of itself

G.research, LLC

/s/ Vincent Amabile
By:	Vincent Amabile
Title:	Chief Executive Officer